EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

Investor Contact:	Kathee Littrell	(650) 225-1034

http://www.gene.com

GENENTECH ANNOUNCES SECOND QUARTER 2005 RESULTS

-- Total Product Sales Grow 39 Percent; Non-GAAP Net Income Increases 63 Percent --

-- Nine FDA Filings Anticipated --

SOUTH SAN FRANCISCO, Calif. -- July 11, 2005 -- Genentech, Inc. (NYSE: DNA) today announced financial results for the second quarter of 2005. Key results for the second quarter of 2005 included:

  Total product sales of $1,274.1 million, a 39 percent increase over product sales of $913.4 million in the second quarter of 2004
  Operating revenues of $1,526.8 million, a 35 percent increase over operating revenues of $1,128.2 million in the second quarter of 2004
  Non-GAAP earnings per share increase of 58 percent to $0.30 per share from $0.19 per share in the second quarter of 2004; GAAP earnings per share increase of 69 percent to $0.27 per share from $0.16 per share in the second quarter of 2004
  Non-GAAP net income increase of 63 percent to $328.6 million from $201.8 million in the second quarter of 2004; GAAP net income increase of 73 percent to $296.2 million from $170.8 million in the second quarter of 2004

"Our recent clinical and financial successes are built on decades of rigorous efforts to continuously follow the science and focus on the patient. We have demonstrated continued strong growth this past quarter, achieving significant increases in product sales, revenues and earnings per share," said Arthur D. Levinson, Ph.D., Genentech's chairman and chief executive officer. "Moving forward, we remain focused on strong execution that will allow us to pursue breakthrough therapies and the achievement of our Horizon 2010 goals."

"We are currently expecting year-over-year non-GAAP earnings per share for 2005 to increase by greater than 35 percent, relative to 2004," said David Ebersman, senior vice president and chief financial officer.

Note:  Genentech's non-GAAP net income and non-GAAP earnings per share exclude recurring charges related to the 1999 Roche redemption of Genentech's stock and litigation-related special items. The differences in non-GAAP and GAAP numbers are reconciled in the tables below and on www.gene.com. All share and per share amounts reflect the May 2004 two-for-one split of Genentech common stock.

Product Sales

For the three months ended June 30, 2005:

  Total product sales, comprised of U.S. product sales and product sales to collaborators (primarily ex-U.S. sales), increased 39 percent to $1,274.1 million from $913.4 million in the second quarter of 2004.
  U.S. product sales increased 39 percent to $1,215.9 million from U.S. product sales of $872.5 million in the second quarter of 2004.
  U.S. sales of Avastin™ (bevacizumab) increased 85 percent to $245.7 million, from U.S. sales of $133.0 million in the second quarter of 2004. Sequential quarter-over-quarter Avastin sales increased 21 percent from first quarter 2005 U.S. sales of $202.9 million.
  U.S. sales of Tarceva™ (erlotinib) were $70.2 million. Sequential quarter-over-quarter Tarceva sales increased 47 percent from first quarter 2005 U.S. sales of $47.6 million. Tarceva was launched in the United States in November 2004.
  U.S. sales of Rituxan® (Rituximab) increased 15 percent to $450.3 million, from U.S. sales of $390.0 million in the second quarter of 2004.
  U.S. sales of Herceptin® (Trastuzumab) increased 29 percent to $152.4 million, from U.S. sales of $118.0 million in the second quarter of 2004.

  U.S. sales of Xolair® (Omalizumab) increased 84 percent to $80.4 million, from U.S. sales of $43.6 million in the second quarter of 2004.
  U.S. sales of RAPTIVA® (efalizumab) increased 59 percent to $21.3 million, from U.S. sales of $13.4 million in the second quarter of 2004.
  U.S. sales of legacy products, including growth hormone, cardiovascular products and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution, increased 12 percent to $195.6 million, from U.S. sales of $174.5 million in the second quarter of 2004.
  Product sales to collaborators increased 42 percent to $58.2 million, from sales of $40.9 million in the second quarter of 2004. Product sales to collaborators primarily consisted of shipments of Rituxan and Pulmozyme for the ex-U.S. markets and Enbrel for the U.S. market.

Royalties and Contract Revenues

  Royalties increased 32 percent to $200.3 million from $151.9 million in the second quarter of 2004.
  Contract revenues decreased 17 percent to $52.4 million from $62.9 million in the second quarter of 2004.

Total Costs and Expenses

  Cost of sales increased 44 percent to $269.5 million from $186.7 million in the second quarter of 2004, primarily due to higher product sales and charges of $41.0 million to cancel certain manufacturing obligations. Cost of sales as a percentage of product sales was 21 percent compared to 20 percent in the second quarter of 2004.
  Research and development (R&D) expenses increased 31 percent to $278.1 million from $212.9 million in the second quarter of 2004. R&D expenses as a percentage of operating revenues were 18 percent compared to 19 percent in the second quarter of 2004.
  Marketing, general and administrative (MG&A) expenses increased 29 percent to $356.6 million from $276.7 million in the second quarter of 2004. MG&A expenses as a percentage of operating revenues decreased to 23 percent compared to 25 percent in the second quarter of 2004.

  Collaboration profit-sharing expenses in the second quarter of 2005 increased 37 percent to $198.8 million from $145.2 million in the second quarter of 2004. The growth in these expenses is attributable to higher Rituxan, Tarceva, and Xolair sales.
  Genentech's income tax rate for the second quarter of 2005 decreased from the prior year and the prior quarter primarily as the result of a one-time benefit from recognizing additional R&D tax credits. The one-time benefit is based upon new regulations recently issued by the U.S. Department of Treasury that are favorable for Genentech.

Clinical Development

"I am tremendously pleased that our efforts to discover and develop potential therapies may change clinical practice and improve the lives of patients. We are actively working with the FDA to prioritize the nine potential filings relating to our significant Phase III trial results, while we continue to develop more than 30 projects in the pipeline primarily in our oncology and immunology focus areas," said Susan D. Hellmann, M.D., M.P.H., president of Product Development. "We currently anticipate filing Herceptin for adjuvant breast cancer in the first quarter of 2006 and expect to provide updates on filing timelines for Avastin data upon the completion of preliminary discussions with the FDA."

Genentech is preparing for potential U.S. Food and Drug Administration (FDA) filings for Avastin for second-line metastatic colorectal cancer; Avastin for first-line non-squamous non-small cell lung cancer; Avastin for metastatic breast cancer; Herceptin for adjuvant breast cancer; Herceptin in combination with Taxotere for first-line metastatic breast cancer; Lucentis in wet age-related macular degeneration; Rituxan for front-line aggressive non-Hodgkins lymphoma (NHL); Rituxan for front-line indolent/maintenance1 NHL; and Rituxan for rheumatoid arthritis in inadequate anti-TNF responders.

Genentech announced that in the second quarter of 2005 it began enrolling patients in several Phase III studies, including Rituxan in systemic lupus erythematosus, Avastin in prostate cancer, and combination Avastin and Tarceva in second-line non-small cell lung cancer. It also began enrollment in a Phase I study of a small molecule hedgehog antagonist in basal cell carcinoma in collaboration with Curis.

The company also announced that it removed from the development pipeline Omnitarg as a single agent in breast and lung cancer. It continues to enroll the Phase II study of Omnitarg in combination with chemotherapy for ovarian cancer.

Genentech and Boehringer Ingelheim announced that they stopped early the ASSENT 4 PCI trial, a randomized, open-label Phase IIIb/IV clinical study of the single-bolus thrombolytic TNKase™/Metalyse® (tenecteplase) in combination with a planned percutaneous coronary intervention (PCI, also known as primary angioplasty/stenting) versus PCI alone in patients with large acute myocardial infarctions. The trial was stopped after an analysis of the 30-day data showed that the mortality rates in those treated with tenecteplase plus PCI were higher than in the PCI alone arm. Additional results from the study will be presented at the annual meeting of the European Society of Cardiology in Stockholm, Sweden in September 2005.

Executive Appointment

Patrick Y. Yang, Ph.D., senior vice president of Product Operations, will become a member of Genentech's Executive Committee.

Yang will continue to report to Levinson and will continue to be responsible for Manufacturing, Facilities, Engineering, Process Development and Supply Chain Management functions. He joined Genentech in 2003 as vice president, South San Francisco Manufacturing and Engineering.

Webcast:

Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Monday, July 11, 2005, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will be available via the website until 5:00 p.m. PT on July 25, 2005. An audio replay of the webcast will be available beginning at 5:15 p.m. PT on July 11, 2005 through 5:15 p.m. PT on July 18, 2005. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 7086252.

About Genentech:

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

For information on Genentech's latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains forward-looking statements regarding nine potential FDA filings, the FDA filing timeframe for Herceptin in adjuvant breast cancer, achievement of Horizon 2010 goals and expected growth in non-GAAP EPS for 2005, and actual results could differ materially. Among other things, potential FDA filings, including the Herceptin filing timeframe, and our Horizon 2010 goals of adding programs into research and clinical development could be affected by product safety, efficacy or manufacturing issues, additional time requirements to achieve study endpoints or for data analysis or filing preparation, need for additional clinical studies, and FDA actions or delays; our Horizon 2010 goal of bringing potential new products or indications to market could be affected by all of the foregoing and failure to receive FDA approval; our Horizon 2010 goals of becoming number one in U.S. oncology sales and building a leading immunology business could be affected by all of the foregoing and by competition, pricing, reimbursement, the ability to supply product, product withdrawals, new product approvals and launches and achieving sales revenue consistent with internal forecasts; and non-GAAP EPS growth, including our Horizon 2010 goal of non-GAAP EPS growth, could be affected by all of the foregoing and by unanticipated expenses such as litigation or legal settlement expenses or equity securities write-downs, cost of sales, R&D expenses, fluctuations in royalties and contract revenues, and fluctuations in tax and interest rates. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this press release.

# # #

1  One area of concern for the FDA is the use of the term "maintenance." Genentech will be working toward a nomenclature that the FDA feels better describes this approach to treating patients with Rituxan.

______________________

GENENTECH, INC. CONSOLIDATED STATEMENTS OF INCOME DATA (in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,

	2005				2004

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$1,274,115			$1,274,115	$913,366			$913,366
Royalties	200,321			200,321	151,860			151,860
Contract revenue	52,443			52,443	62,852			62,852

Total operating revenues	1,526,879			1,526,879	1,128,078			1,128,078

Costs and expenses:
Cost of sales	269,481			269,481	186,683			186,683
Research and development	278,124			278,124	212,886			212,886
Marketing, general and administrative	356,638			356,638	276,654			276,654
Collaboration profit sharing	198,798			198,798	145,221			145,221
Recurring charges related to redemption	34,482	$(34,482)	(3)	-	38,209	$(38,209)	(3)	-
Special items: litigation-related	19,527	(19,527)	(4)	-	13,458	(13,458)	(4)	-

Total costs and expenses	1,157,050	(54,009)		1,103,041	873,111	(51,667)		821,444

Operating margin	369,829	54,009		423,838	254,967	51,667		306,634

Other income, net(5)	31,502	-		31,502	15,444	-		15,444

Income before taxes	401,331	54,009		455,340	270,411	51,667		322,078
Income tax provision	105,165	21,603		126,768	99,640	20,666		120,306

Net income	$296,166	$32,406		$328,572	$170,771	$31,001		$201,772

Earnings per share:
Basic	$0.28	$0.03		$0.31	$0.16	$0.03		$0.19

Diluted	$0.27	$0.03		$0.30	$0.16	$0.03		$0.19

Weighted average shares used to compute earnings per share:
Basic	1,057,564			1,057,564	1,060,619			1,060,619

Diluted	1,083,841			1,083,841	1,087,087			1,087,087

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special items and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of tax effects.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs in Q2 2005 and 2004 related to the City of Hope trial judgment, and amounts paid in Q2 2005 related to a litigation settlement.
(5)

"Other income, net" includes interest income and interest expense. In addition, "other income, net" includes realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

2005 Reconciliation of GAAP and Non-GAAP EPS
Our 2005 GAAP EPS is not estimable at this time. The 2005 GAAP EPS would include recurring charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $123 million on a pretax basis in 2005. In addition, the 2005 GAAP EPS would include litigation-related special charges for accrued interest and associated bond costs on the City of Hope judgment, which are currently estimated to be approximately $14 million per quarter on a pretax basis in 2005 until resolved. The 2005 non-GAAP EPS estimate does not include the redemption related recurring charges and the litigation-related special items or any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

GENENTECH, INC. CONSOLIDATED STATEMENTS OF INCOME DATA (in thousands, except per share amounts) (unaudited)

	Six Months Ended June 30,

	2005				2004

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$2,460,117			$2,460,117	$1,677,066			$1,677,066
Royalties	432,236			432,236	305,957			305,957
Contract revenue	96,104			96,104	120,190			120,190

Total operating revenues	2,988,457			2,988,457	2,103,213			2,103,213

Costs and expenses:
Cost of sales	520,522			520,522	301,163			301,163
Research and development	521,364			521,364	403,231			403,231
Marketing, general and administrative	671,852			671,852	523,968			523,968
Collaboration profit sharing	375,075			375,075	271,652			271,652
Recurring charges related to redemption	68,964	$(68,964)	(3)	-	76,418	$(76,418)	(3)	-
Special items: litigation-related	30,784	(30,784)	(4)	-	26,857	(26,857)	(4)	-

Total costs and expenses	2,188,561	(99,748)		2,088,813	1,603,289	(103,275)		1,500,014

Operating margin	799,896	99,748		899,644	499,924	103,275		603,199

Other income, net(5)	47,899	-		47,899	37,765	-		37,765

Income before taxes	847,795	99,748		947,543	537,689	103,275		640,964
Income tax provision	267,455	39,899		307,354	190,331	41,310		231,641

Net income	$580,340	$59,849		$640,189	$347,358	$61,965		$409,323

Earnings per share:
Basic	$0.55	$0.06		$0.61	$0.33	$0.06		$0.39

Diluted	$0.54	$0.05		$0.59	$0.32	$0.06		$0.38

Weighted average shares used to compute earnings per share:
Basic	1,052,228			1,052,228	1,057,955			1,057,955

Diluted	1,076,519			1,076,519	1,084,618			1,084,618

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special items and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of tax effects.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs in 2005 and 2004 related to the City of Hope trial judgment, and net amounts paid in 2005 related to other litigation settlements.
(5)

"Other income, net" includes interest income and interest expense. In addition, "other income, net" includes realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

2005 Reconciliation of GAAP and Non-GAAP EPS
Our 2005 GAAP EPS is not estimable at this time. The 2005 GAAP EPS would include recurring charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $123 million on a pretax basis in 2005. In addition, the 2005 GAAP EPS would include litigation-related special charges for accrued interest and associated bond costs on the City of Hope judgment, which are currently estimated to be approximately $14 million per quarter on a pretax basis in 2005 until resolved. The 2005 non-GAAP EPS estimate does not include the redemption related recurring charges and the litigation-related special items or any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

GENENTECH, INC. CONSOLIDATED BALANCE SHEET DATA (in thousands) (unaudited)

	June 30,

	2005	2004

Selected balance sheet data:
Cash, cash equivalents and short-term investments	$2,010,541	$1,619,134
Accounts receivable - product sales, net	509,971	445,076
Accounts receivable - royalties, net	238,714	189,513
Accounts receivable - other, net	165,133	136,593
Inventories	600,863	527,649
Long-term marketable debt and equity securities	901,052	1,414,663
Property, plant and equipment, net	2,792,106	1,740,423
Goodwill	1,315,019	1,315,019
Other intangible assets	603,956	710,644
Long-term assets	998,673	817,906
Total assets	10,546,610	9,083,774
Total current liabilities	1,141,735	862,201
Total liabilities	2,566,605	2,198,740
Total stockholders' equity	7,980,005	6,885,034

Year-to-date:
Capital expenditures	$729,810	$196,633

Total GAAP(1) depreciation and amortization expense	181,454	178,520
Less: redemption related amortization expense(3)	(68,964)	(76,418)

Non-GAAP(2) depreciation and amortization expense	$112,490	$102,102

___________________
(1)	In accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.

GENENTECH, INC. NET PRODUCT SALES DETAIL (in thousands) (unaudited)

	Three Months Ended June 30,

	2005	2004

Net US Sales:
Rituxan	$450,348	$390,005
Herceptin	152,427	118,001
Avastin	245,685	133,004
Growth Hormone	97,116	88,000
Thrombolytics	51,635	50,001
Pulmozyme	46,906	36,509
Xolair	80,370	43,623
Raptiva	21,271	13,415
Tarceva	70,186	-

Total US Sales	$1,215,944	$872,558

Net Sales to Collaborators:
Rituxan	$32,013	$34,661
Herceptin	(1,767)	(319)
Avastin	3,557	-
Growth Hormone	799	413
Thrombolytics	1,663	1,543
Pulmozyme	7,886	4,457
Xolair	1,722	53
Raptiva	3,629	-
Enbrel	8,669	-

Total Sales to Collaborators	$58,171	$40,808

Total Net Product Sales	$1,274,115	$913,366

	Six Months Ended June 30,

	2005	2004

Net US Sales:
Rituxan	$890,898	$751,813
Herceptin	282,057	226,696
Avastin	448,540	171,131
Growth Hormone	186,984	171,965
Thrombolytics	102,202	94,266
Pulmozyme	90,889	74,524
Xolair	145,633	73,476
Raptiva	37,916	19,706
Tarceva	117,771	-

Total US Sales	$2,302,890	$1,583,577

Net Sales to Collaborators:
Rituxan	$65,063	$73,483
Herceptin	9,121	4,449
Avastin	15,189	-
Growth Hormone	3,019	1,918
Thrombolytics	4,666	3,502
Pulmozyme	15,649	9,874
Xolair	5,056	263
Raptiva	11,099	-
Enbrel	28,365	-

Total Sales to Collaborators	$157,227	$93,489

Total Net Product Sales	$2,460,117	$1,677,066